06 May 2003

EXHIBIT 43

Strictly Private and Confidential

The Directors

Ohsea Holdings Limited

Marine Court

The Parade

Cowes

Isle of Wight

PO31 7QJ

Dear Sirs,

Ohsea Holdings Limited

We hereby consent to the inclusion in the Scheme Document dated 6 May 2003, issued in relation to the acquisition of Professional Staff plc by Ohsea Holdings Limited by way of a scheme of arrangement, of our name and references to it in the form and context in which it appears.

Yours faithfully,

/S/    NICHOLAS WELLS

Nicholas Wells

Managing Director